Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-81504 and 333-44430 of OPNET Technologies, Inc. on Form S-8 of our report dated April 23, 2003, August 18, 2003 as to Note 19 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 19), appearing in the Annual Report on Form 10-K/A of OPNET Technologies, Inc. for the year ended March 31, 2003.

DELOITTE & TOUCHE LLP

McLean, Virginia

August 18, 2003